Exhibit 99.2

CRANE CO.

Income Statement Data

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2003	2002
Net Sales:
Aerospace	$87,374	$85,456
Engineered Materials	62,886	54,245
Merchandising Systems	37,606	42,976
Fluid Handling	173,468	173,027
Controls	15,210	15,857
Intersegment Elimination	(74)	(16)

Total Net Sales	$376,470	$371,545

Operating Profit:
Aerospace	$16,871	$15,606
Engineered Materials	12,964	10,636
Merchandising Systems	(2,118)	4,377
Fluid Handling	7,426	12,361
Controls	398	795
Corporate	(7,362)	(6,961)

Total Operating Profit	28,179	36,814

Interest Income	189	450
Interest Expense	(3,944)	(4,491)
Miscellaneous-Net	(165)	(1,732)

Income Before Income Taxes	24,259	31,041
Provision for Income Taxes	7,763	10,244

Income Before Cumulative Effect of a Change in Accounting Principle	16,496	20,797
Cumulative Effect of a Change in Accounting Principle	—	(28,076)

Net Income (Loss)	$16,496	$(7,279)

Depreciation and Amortization	$12,364	$12,002

Per Diluted Share Data:
Income Before Cumulative Effect of a Change in Accounting Principle	$0.28	$0.35
Cumulative Effect of a Change in Accounting Principle	—	(0.47)

Net Income (Loss)	$0.28	$(0.12)

Average Diluted Shares Outstanding	59,455	59,786
Average Basic Shares Outstanding	59,400	59,786

CRANE CO.

Condensed Balance Sheets

(in thousands)

	March 31,	December 31,
	2003	2002
ASSETS
Current Assets
Cash and Cash Equivalents	$44,257	$36,589
Accounts Receivable	225,750	213,850
Inventories	221,185	214,689
Other Current Assets	45,258	44,349

Total Current Assets	536,450	509,477

Property, Plant and Equipment	273,320	273,248
Other Assets	218,165	220,615
Goodwill	410,626	410,356

Total Assets	$1,438,561	$1,413,696

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current Maturities of Long-Term Debt	$101,650	$400
Loans Payable	49,550	48,153
Accounts Payable	101,673	91,072
Accrued Liabilities	123,752	125,859
Income Taxes	27,991	22,941

Total Current Liabilities	404,616	288,425

Long-Term Debt	103,670	205,318
Deferred Income Taxes	8,878	8,972
Postretirement, Pension and Other Liabilities	261,357	261,919
Common Shareholders’ Equity	660,040	649,062

Total Liabilities and Shareholders’ Equity	$1,438,561	$1,413,696

CRANE CO.

Condensed Statements of Cash Flows

(in thousands)

	Three Months Ended
	March 31,
	2003	2002
Operating Activities:
Net income (loss)	$16,496	$(7,279)
Cumulative effect of a change in accounting principle	—	28,076

Income before accounting change	16,496	20,797
(Income) loss from joint venture	(371)	643
Depreciation and amortization	12,364	12,002
Cash used for operating working capital	(4,580)	(6,167)
Other	(1,288)	(199)

Total Provided from Operating Activities	22,621	27,076

Investing Activities:
Capital expenditures	(6,484)	(6,479)
Proceeds from disposition of capital assets	344	462
Payments for acquisitions, net	—	(1,650)
Proceeds from divestitures	1,200	—

Total Used for Investing Activities	(4,940)	(7,667)

Financing Activities:
Dividends paid	(5,945)	(5,983)
Reacquisition of shares-open market	(6,116)	—
Stock options exercised—net of shares reacquired	360	738
Issuance (repayment) of debt, net	1,032	(22,221)

Total Used for Financing Activities	(10,669)	(27,466)

Effect of exchange rate on cash and cash equivalents	656	(138)

Increase (decrease) in cash and cash equivalents	7,668	(8,195)
Cash and cash equivalents at beginning of period	36,589	21,163

Cash and cash equivalents at end of period	$44,257	$12,968

CRANE CO.

Order Backlog

(in thousands)

	March 31,	December 31,	March 31,
	2003	2002	2002
Aerospace	$224,513	$217,598	$230,766
Engineered Materials	9,828	11,153	12,304
Merchandising Systems	10,543	12,932	22,345
Fluid Handling	138,134	130,195	141,526
Controls	14,736	13,784	18,323

Total Backlog	$397,754	$385,662	$425,264